Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-124898, 333-120881, 333-91496, 333-45586, 333-132565, 333-135830 and 333-137347 on Form S-3 and Nos. 333-127011, 333-127012, 333-117733, 333-45298, 333-135828 and 333-137346 on Form S-8 of our report dated February 27, 2007, relating to the financial statements of Petrohawk Energy Corporation and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Petrohawk Energy Corporation for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

February 27, 2007